UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2014

Tower Group International, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-35834	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bermuda Commercial Bank Building
19 Par-La-Ville Road
Hamilton, HM 11, Bermuda

(Address of principal executive office)

(441) 279-6610
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)

On February 7, 2014, Tower Group International, Ltd. (“Tower”) announced that its Chairman of the Board of Directors (the “Board”), President and Chief Executive Officer, Michael H. Lee, has resigned, effective immediately, from the Company and the Company’s Board to pursue personal and other career opportunities. In connection with his resignation, Mr. Lee will receive a severance payment calculated pursuant to Section 5(a) of his employment agreement.

Tower also announced that Jan R. Van Gorder, who is the lead independent director of the Board and a member of the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, would be appointed to succeed Mr. Lee as Chairman of the Board, and William W. Fox, Jr., who had served as a member of the Board and of the Board’s Audit Committee and Corporate Governance and Nominating Committee until his resignation from the Board on December 31, 2013, is expected to succeed Mr. Lee as President and Chief Executive Officer of Tower upon finalization of his employment terms.

Mr. Van Gorder, age 66, had previously served on the boards of directors of Tower Group, Inc. (“TGI”) from February 2009 until March 2013, when TGI merged with a subsidiary of Canopius Group Holdings Ltd. (“Canopius”) and became a subsidiary of Tower, and CastlePoint Holdings, Ltd. (“CastlePoint”) from March 2007 until February 2009, when CastlePoint merged with a subsidiary of TGI.  Mr. Van Gorder was employed by Erie Insurance Group from November 1981 through December 2006 in a variety of positions, including Acting Chief Executive Officer from January 2002 to May 2002 and Senior Executive Vice-President, Secretary and General Counsel from December 1990 through December 2006.  Mr. Van Gorder served as a member of the board of directors of Erie Indemnity Company from 1990 to 2004, and as a past Director and Chairman of the Insurance Federation of Pennsylvania. Mr. Van Gorder received a B.A. in International Relations from the University of Pennsylvania in 1970 and a J.D. from Temple University School of Law in 1975.

Mr. Fox, age 72, served on the board of directors of TGI from April 2006 until its merger with a subsidiary of Canopius in March 2013, and then joined the Board of Tower. He has over 40 years experience in the insurance and reinsurance industry.   Mr. Fox was employed by Balis & Co., Inc. and its successor, the Guy Carpenter reinsurance brokerage division of Marsh & McLennan Companies, from 1962 through 1988 and again from 1992 through 1999, in various positions including President of Balis from 1985 through 1988 and again from 1992 through 1999.  Mr. Fox also served as a member of Guy Carpenter’s executive committee and board of directors, and as a managing director of J&H, Marsh & McLennan. Between 1992 and 1999, Mr. Fox was also the chief executive officer of Excess Reinsurance Company. In 1988, Mr. Fox founded PW Reinsurance Management Company, as a joint venture with Providence Washington Insurance Company (“PW Group”) to underwrite reinsurance on behalf of PW Group, and was appointed president of the PW Group in 1989 following its acquisition by the Baloise Insurance Group. Mr. Fox has served on several insurance-related boards of directors and, until December 31, 2013, was the Chairman of the Board of MII Management Group, the Attorney-in-Fact for MutualAid Exchange. Mr. Fox is a member of the CPCU Society and holds a Pennsylvania Property and Casualty Broker’s License.  Mr. Fox’s compensation and other remuneration in connection with his appointment as President and Chief Executive Officer will be finalized at a later date.

Item 7.01.	Regulation FD Disclosure.

A copy of the press release issued by Tower, dated February 7, 2014, entitled, “Tower Group International, Ltd. Chairman, President and Chief Executive Officer Resigns; Jan R. Van Gorder to be Appointed as Chairman and William W. Fox, Jr. Expected to be Appointed President and Chief Executive Officer”, is attached hereto as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference as if fully set forth herein.

The information under this Item 7.01 and the press release attached to this Form 8-K as Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits

The following exhibits are furnished as part of this report:

Exhibit No.	Description of Exhibit

99.1	A copy of the press release issued by Tower Group International, Ltd. dated February 7, 2014.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tower Group International, Ltd.
Registrant

Date:	February 7, 2014	/s/ Elliot S. Orol
ELLIOT S. OROL
Senior Vice President, General Counsel and
Secretary